FTI CONSULTING

Moderator: Eric Boyriven

05-01-07/8:00 a.m. CT

Confirmation # 4069239

Exhibit 99.1

FTI CONSULTING

Moderator: Eric Boyriven

May 1, 2007

8:00 a.m. CT

Operator:	Good day and welcome to the FTI Consulting first quarter 2007 earnings call. As a reminder, today’s call is being recorded.

For opening remarks and introductions, I’d like to turn the call over to Mr. Eric Boyriven, (Moderator of FD). Please go ahead, sir.

Eric Boyriven:	Good morning. By now, you should have received a copy of the Company’s 2007 press release. If not, copies of the press release can be found on the FTI Web site at www.fticonsulting.com.

This conference call is being simultaneously Webcast on the Company’s Web site, and a replay will be available on the site for 90 days.

Your hosts for today’s call are Jack Dunn, President and Chief Executive Officer, Dennis Shaughnessy, Chairman, Dom DiNapoli, Executive Vice President and Chief Operating Officer, and Ted Pincus, Chief Financial Officer.

Management will begin with formal remarks, after which they will take your questions.

FTI CONSULTING

Moderator: Eric Boyriven

05-01-07/8:00 a.m. CT

Confirmation # 4069239

Before we begin, I’d like to remind everyone that this conference call may include forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. The Company has experienced fluctuating revenues, operating income and cash flow in prior periods, and expects that this may occur from time to time in the future. As a result of these possible fluctuations, the Company’s actual results may differ from its projections, and further preliminary results are subjected to normal year-end adjustments. Other factors that could cause such differences including pace and timing of additional acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the Company’s filings with the Securities and Exchange Commission.

I would now like to turn the call over to Jack Dunn, President and CEO of FTI. Jack, please go ahead.

Jack Dunn:	Thank you, Eric. Good morning and thank you all for joining us on our 2007 first-quarter conference call.

Let me begin by saying that the first quarter was a great start to 2007, and came in as we expected. FTI’s position as a market leader and trusted advisor to its clients continued to drive the growth in our business as we are increasingly the company our clients turn to first to help protect and enhance their enterprise value. Our most precious assets are and continue to be our relationships with those valued clients, their trust and the dedication of our great professionals who make it so.

It was a quarter in which we saw solid performance across all of our operating segments, and one in which we continued to gain lion share among management teams and boards with the best brand with the best people, and more importantly, the capability to apply multi-disciplinary solutions to their business challenges, not only nationally but on a global basis as well.

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Moderator: Eric Boyriven

05-01-07/8:00 a.m. CT

Confirmation # 4069239

Let me walk you through some of the quarter’s details. We saw solid revenue performance in the first quarter, as revenues rose 34.4 percent to $227.7 million versus $169.3 million last year. This growth was driven by increases in each of our operating segments.

EBITDA for the first quarter came in a $44.4 million, an increase of 32.3 percent over EBITDA of $33.6 million a year ago. As we said in the past, like most professional service companies, our first quarter typically bears a higher amount of compensation-related expense due to the timing of healthcare and benefit expenses such as our 401(k) matches and payments into the employee stock purchase plan, as well as a certain lag between higher costs related to end-of-year raises and the delay in passing through those raises in the form of rate increases.

Adding to this are the typical seasonal patterns that we’ve seen in the FD practice. We thus estimated the impact of the disproportion and portion of these items on our operating margins to be about 300 basis points. And in fact, it was about $5 million, or give or take approximately seven cents per share in the quarter.

First-quarter 2007 diluted earnings per share were 36 cents versus 31 cents. Our bottom-line results reflect this strong performance of our operations despite increased interest expense as a result of higher debt levels, as well as a six-percent rise in our diluted shares outstanding to 42.5 million related to the Treasury stock method of accounting for our restricted shares, shares issued in relation to a small acquisition, and new shares issued in relation to the employee stock purchase plan.

As most of you know, the first quarter is always our most demanding cash period because of the typical working-capital flows associated with our business, primarily compensation. We managed our cash well in the quarter and have had two great consecutive quarters of cash collection when our normal pattern had been every other quarter.

FTI CONSULTING

Moderator: Eric Boyriven

05-01-07/8:00 a.m. CT

Confirmation # 4069239

As an example, during quarter one we used cash of approximately $26.9 million compared to use of cash of $37.8 million a year ago. We remain focused on continuing to improve our collections and finish the period of DSO’s at 77 days versus 88 at the end of the first quarter in 2006. Several quarters ago we made a commitment to you to work on this, and it looks like our efforts are starting to bear fruit.

Our long-term debt remains steady at the fourth-quarter levels of about $565 million. Our net debt, allowing for our $38 million of cash at the end of the period, was $527 million or a ratio to guided EBITDA of about 2.5 or 2.6-to-one. Overall, we are in excellent financial position from which to continue to invest in our growth.

I know the subject of staffing and attrition is on your mind, so I’d like to take a few minutes to discuss it. While demand remains in the marketplace, which is reflective of a good market, FTI has benefited from its brand and reputation in the marketplace as the place to be. And we’ve had a great deal of success in attracting and retaining our key people.

Attrition in the quarter was a steady 16 percent on an annualized basis, consistent with our recent experience in continuing a downward trend, especially among our senior people. Our SMD program has been an important element in our success, which has not only created a cadre of senior managing directors that are committed to the Company for the long term, and who’s interests are aligned with our investors, but just importantly it has helped create the all-important buzz that FTI is that place to be for the great professionals in our industry. As a result, we have been able to recruit industry leaders in healthcare, and economic consulting and all of our practices, and have experienced virtually no turnover at the senior level in the last 12 months. We think this consistency is critical to the long-term success of FTI and its organic growth.

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Moderator: Eric Boyriven

05-01-07/8:00 a.m. CT

Confirmation # 4069239

As I mentioned earlier, our results for the quarter reflect solid performance across our business segments, with most performing in line with our expectations. Revenues in forensic and litigation consulting rose 8.6 percent to $54.4 million in the 2007 first quarter, while EBITDA for the segment improved eight-and-a-half percent to $14.1 million from $13 million last year.

On a margin basis, EBITDA held nicely year-over-year at 25.9 percent. We believe this is excellent performance to begin the year, especially given the exceptionally strong results out of FLC in the first quarter of last year. Growth in the segment was driven by the continued themes of corporate governance, independent investigations, intellectual property litigation and post acquisition disputes. The segment also benefited from the traction that our worldwide investigations practices enjoy in both of our new markets, Asia/Pacific and South America.

One of our long-term goals is to increase the portion of our revenues coming from annuity-type arrangements versus more incidence-driven assignments. As part of this initiative, the FLC segment launched a new initiative to proactively assess and manage enterprise risk. We will offer clients guidance on programs on how to handle risk litigation in such areas as fraud, misconduct, internal controls and financial reporting.

While potentially generating income itself, the real benefit of ERM will be to heighten awareness of FTI among boards, managements and audit committees as a thought leader in this area for future reference. FTI is one of the few companies that has the breadth of capabilities to offer a program like this, not only domestically but around the world. And it is the type of value-added service our clients have come to expect and rely on from us.

With regard to Technology, coming off a very strong 2006 the segment remains a leader in its marketplace providing our clients with the highest quality products and services in this rapidly developing sector. The first quarter of 2007 saw this segment continue to generate strong sales growth as revenues rose 22.6 percent to $33 million from $27 million last year. Driving this sales

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Moderator: Eric Boyriven

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Confirmation # 4069239

growth was a combination of factors, including the expansion of our eDiscovery services in the new markets, product-differentiating enhancements to our market-leading Ringtail product and increased demand for our consulting services.

EBITDA in the segment was $10.6 million or approximately 32 percent of sales compared to $11 million or 40.6 percent of sales last year, and reflected some factors in the period that, as expected, caused margins in the technology segment to be lower this year. These included investments made in the UK to support the segment’s international growth, and unusually high level of software license expense in the period, and a delay in the startup of a major document hosting assignment.

The Corporate Finance/Restructuring segment had a very strong quarter with revenues rising almost 15 percent to $62 million from $54 million a year ago. EBITDA in the segment increased to $14.9 million or 24 percent of revenues compared to $14.3 million or 26 percent of revenues a year ago.

While traditional restructuring market remains challenging, we’ve seen pockets of strength with activity in the period in the home building, healthcare, subprime lending and automotive sectors. Our interim management practice and our creditor’s rights practices continue particularly strong. The segment’s performance during the quarter was also in part due to a major matter for a global automotive supplier that is anticipated to conclude early in the second quarter. This should provide a nice jumpstart however for the three senior restructuring professional who will be joining us in London from a big-four firm. We would expect to have a major team in London by the end of the year. Our transaction advisory service continued to gain traction and grow during the period as tends in M&A activity and the private equity markets remain strong and demand continued to grow for these services.

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Moderator: Eric Boyriven

05-01-07/8:00 a.m. CT

Confirmation # 4069239

Economic consulting had an excellent quarter following a strong fourth quarter, with revenues rising five percent to $40 million, while EBITDA rose by 27.6 percent to $11 million or 27.8 percent of revenues from $8.7 million a year ago. We’re very pleased with the performance of economic consulting as the segment performance was driven by continued demand for its services in the M&A market as well as litigation-related work for the energy sector. In addition, our Lexicon operation continues to be one of the outstanding names for financial economic consulting in the industry. The outlook for economic consulting remains solid as the M&A market and the private-equity sector in particular continue to show strength. We also expect to see some additional opportunities within the healthcare sector in this area.

Our new strategic and financial communications delivered another great performance. Driven by strong performance in the UK, French and U.S. practices, the segment generated revenues of $38 million and EBITDA of $10 million, or about 26.2 percent of sales. While the first quarter is typically a seasonally quieter period for the business compared to the fourth quarter, this performance surpassed our expectations and continued to ride the wave of M&A work around the world, and resulted from a number of retained client wins as well as project work and continued strength in the capital markets both here and abroad.

Over all we continued to see strong demand for our services from our market. The pace of M&A activity continues at an unprecedented rate driven by the enormous amount of liquidity looking to be invested. We’re participating in this through the transaction advisory group of corporate finance through economic consulting, through all the practices that we have that touch on M&A and all the practices that we have that touch on all the disputes that arise from M&A gone astray.

We’re seeing an increase in demand from corporate boards for our investigations and communications work. And while the restructuring market in its core, as we said, has not returned to the types of days we saw in 2001, we’re busy on a number of small to medium sized

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Moderator: Eric Boyriven

05-01-07/8:00 a.m. CT

Confirmation # 4069239

projects. And our share of the market and our interpretation continues to increase. When that market does turn, as it always does, we will be ready and we’ll be able to capitalize on it.

Last year was one in which we established the platform that paces us in the unique position in the consulting industry. Put simply, we believe no one offers the breadth of experience and capabilities that FTI does on such a global scale. Furthermore, the diversification of our business and the higher proportion of recurring revenue should enable FTI to perform well irrespective of where we are in the economic cycle.

Our focus is now on bringing these capabilities to market as one integrated firm. We believe this will enable us to broaden the solutions we bring to existing clients which whom we already have tremendous relationships. And as our initiatives to elevate our brand awareness gain traction, we will be even more appealing to potential clients that are not using our services at the current time.

Having said that, because of our growth in financial strength, we are naturally seen as desirable partners, and so it’s not surprising that our pipeline of acquisition candidates is full. We will, however, be selective given the opportunities that are currently on our plate with our existing businesses.

Before we open it up for questions, I’d like to comment briefly on our outlook for the year. As I said, the first quarter met our expectations and was an excellent start. Going forward, therefore, we are reaffirming our guidance for the 2007 full-year period. That guidance is for revenues between $904 million and $929 million, EBITDA between $204 million and $214 million and diluted earnings per share of $1.74 to $1.84.

Because our business has evolved so much over the past year, I’d like to remind you again of the seasonal factors that affect our second quarter. The second quarter is a pretty normal period in terms of seasonality, so we expect to see about 24 to 25 percent of our annual revenues

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Moderator: Eric Boyriven

05-01-07/8:00 a.m. CT

Confirmation # 4069239

generated in the quarter. The compensation-related expenses that I mentioned at the beginning of my talk as being around six to eight cents, call it seven cents, creating a headwind in the first quarter, are largely but not entirely behind us. In addition, part of Management’s initiative over the remaining quarters will be to review our tax position and to examine our share count, remembering that with our worldwide operations we probably have opportunities to be more efficient in terms of our tax position, and that we do still have in effect our $50-million share repurchase authorization.

To wrap up, we couldn’t be more pleased with our start to the year or to our positioning in the marketplace relative to the continuing trends we see. We see a significant amount of opportunity in front of us, and have an extraordinary array of talent and capabilities to pursue.

With that, I think we’re ready to take your questions. So we’re ready for questions.

Operator:	Thank you. The question-and-answer session will be conducted electronically. If you’d like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We’ll in the order that you signal us, and we’ll take as many questions as time permits. Once again, please press star one at this time if you’d like to ask a question. We’ll pause just a moment.

We’ll take our first question from Arnie Ursaner with CJS Securities.

Arnie Ursaner:	Hi. Good morning.

Jack Dunn:	Good morning, Arnie.

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Moderator: Eric Boyriven

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Arnie Ursaner:	First question I have is, in your technology segment you mentioned several different items that affected the quarter, some ramp ups of hosting assignment and investment in technology. Can you attempt to quantify the margin impact of those in the quarter please?

Jack Dunn:	Yes. We have – first of all; we were working on a major facility outside of London that we hope will be hub for our technology, not only in our proactive client business but also for our internal operations as we expand around the world. In addition, we had some expenses regarding getting software licenses into shape that were about plus or minus $300 or so thousand dollars. So that when we look at it, we think the impact on the margin of those had not occurred, we would have been right at our target for the year of around 35 or 36. That’s about the impact (we saw).

Arnie Ursaner:	And the second question I have – and I’ll jump back in queue – is you had mentioned at the end of Q4 that you were doing a thorough marketing plan to Europe. You were reviewing that and expected it to be in place at the end of Q1 and implemented in the balance of the year. Has that plan in fact been completed? And can you share some of the key elements of it?

Jack Dunn:	Yes. That task force is being led by Dom DiNapoli. And he and his group have looked at really trying to be efficient in where we aim our services around the world. You know certain markets are more ripe for some of the things we do than others.

Dom, you might want to say a few words about that?

Dom DiNapoli:	Arnie, we’ve actually have had – we had an in-person meeting several weeks ago. We brought in some of the leaders from each of the practices, and the geography leaders. And the goal was, given you know the new footprint that we have, we want to take advantage of, you know, populating the offices that we have with the services that are, you know, relevant in the countries that we now have a presence. We found it very easy now, given that we’ve got the real

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estate and the licenses in place, to put in place in those countries, whether it be FLC joining the FD team, or it could be FD joining the international risk team in Asia, or the Holder International team being joined by the corporate finance team in South America. So we’ve got a, you know a clean palate as to where we’re going to put these offices and how we’re going to populate the offices. And you’ll hear more about that probably on the next call as this team forwards their recommendations to senior management.

Jack Dunn:	Yes, we don’t want to tip our hand too much, Arnie, but the first kind of order that was probably looking very aggressively at an economic consulting presence in Western Europe. That probably came out as action item number one, and we’re well underway in looking at that at this point.

Arnie Ursaner:	OK. Thank you.

Operator:	And we’ll take our next question from Tobey Sommer with SunTrust Robinson Humphrey.

Tobey Sommer:	Thanks. I was wondering if you could give us some more color on the restructuring market domestically. And then given the fact that you’re going to have some inroads in the UK and in Europe in that segment in coming quarters, wondered if you could characterize how you see the European market? Thank you.

Dom DiNapoli:	This is Dom DiNapoli, I mean this quarter was a great quarter for corporate finance, particularly restructuring. We had a very large project that, as Jack mentioned, pretty much ended early April. But it just demonstrates when a large opportunity arises; you know we’re on the list to be pitching it. And fortunately we won that particular matter.

You know we don’t see any change from the fourth quarter or third quarter in restructuring yet. The TAS practice – that’s Transaction Advisory Service – is going terrific. We’re adding to that

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team. And with the M&A market as vibrant as it is, we continue to get a lot of opportunities there. That practice will also be brought over to Europe, particularly now that we’ve got a team in place, and our best three senior partners from one of the large accounting firms that joined us, you know, mid April. And we’ve got a team now of approximately 10 people. And we’re going to grow that to probably at least 20 to 25 by the end of the year. That market is not much different than the United States. But we do see a lot of transaction advisory opportunities that we can also take advantage of there with this new team in place.

Tobey Sommer:	Is it fair also to say, Dom, that there are less competitors in the UK. And so that having gotten one of the major teams, we should be in line for a good – a lot different than our other operation where we actually start with people with a track record and have clients, and things like that.

Dom DiNapoli:	All right, in the UK, the restructuring work, particularly on the bank and creditor side, has historically been done by the accounting firms. And you know we’ve got the nucleus of one of the accounting firm’s team with us now. So hopefully we’ll be considered for some of the larger, you know, more interesting cases because of the reputation and resumes that these professionals bring to us.

Tobey Sommer:	Thank you. One more follow-up question on corporate finance, and then a broad question on the hiring environment – on a go-forward basis with the demand you’re seeing from the homebuilders, subprime lending et cetera, is there an opportunity for, you know, continued solid revenue growth in this elevated level of utilizations?

And then on the broader hiring front, given the fact that you’ve, you know have instituted your compensation plans, it’s been well received internally, I was wondering if you could comment on what you’re hearing from people you’re trying to recruit, both at the higher level and at the lesser

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Moderator: Eric Boyriven

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experienced levels in terms of the receptiveness of that compensation plan, and maybe relative attractiveness of coming to FTI? Thanks.

Dom DiNapoli:	I’ll try to answer your question on the subprime and homebuilders, and Dennis Shaughnessy will talk about our retention programs.

You know we’re in many of the subprime deals. We’re working for either the creditors or the Company side in most of the subprime cases that have been announced. So we’re fortunate to have been able to capture a lot of that work. But you know there isn’t that much work right now in that space. But thank goodness we’ve got most of the cases.

On homebuilders, we’re in a couple cases that haven’t really come around yet as huge opportunities. We’ve got at least two that I’m aware of that we’re working on. But if the economy continues to soften, that may be an area that we’ll be getting a lot more work in.

Dennis Shaughnessy:	Tobey on this – Dennis – on the hiring and retention side, if you sort of – if you take the top 50 percent of our people, the big producers, we have really been pleasantly surprised at the reception that the SMD program, what it means as far as sort of a more effective, private/public partnership between our big producers and you know, our shareholders has done for our image in the marketplace, or our attractiveness for people to come. Over the last 12 months, we have been very successful in attracting just top producers across all of our practices, and from, you know all over the map as far as professional services firms and all over the map as far as different geographies.

We now are in a position where literally, you know we are receiving unsolicited e-mails from, you know people that are significant contributors to other firms, feeling that our model is effective, that our momentum is strong and that our positioning in the marketplace would give them the best

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opportunity to maximize, you know their own individual practices and improve their individual skills.

So I think at the top, (1) we see you know, zero turnover effectively. And I think we’ve added about 79 new SMD senior managing directors and managing directors, you know, this year. The bottom is still competitive from the point of view of; you know the accounting firms are still active in the marketplace hiring. But we feel again, for an entry-level employee here we are a very attractive story. We have now – we’re in 21 different countries. We can offer a total career path, and development and more challenging opportunities for the younger people. We have emphasized, through our own restructuring of our HR departments, development and growth. And I think as a result, you know, we’re experiencing much lower turnover.

As Jack said, our aggregate turnover is averaging around 15 to 16 percent annualized, which is significantly down from what we experienced two or three years ago. And I think – although I’m no expert on the industry metrics – I think it’s significantly lower than what you normally hear, you know, from at least other public peers.

So I would say, you know, the SMD program has been a very sound investment for us, not only in the empowerment of our own people and the alignment with our top producers with our shareholders, but as a way of creating a more exciting culture and broader opportunities that we’ve been able to successfully recruit into, you know at the top level.

Dom DiNapoli:	To get back – what Dennis said, we had during the period just since January 1, we have hired 20 SMDs and senior managing directors and managing directors from outside. And in addition, we’ve had another 50 some people who have joined those ranks by coming up through the ranks in promotion. So I think that what you’re seeing is the effect of having senior management in place on a steady recurring basis of seeing promotion up through the ranks, which is always good news for your organic and internal growth. And then the 20 people who

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have joined us from the competition, I think you’re seeing that we do have a lot of momentum here at the place to be for the people who want to work with the best talent, and the most interesting cases and the best clients. So we are very pleased with our performance in this type of environment.

Tobey Sommer:	Thank you very much, very helpful.

Operator:	We’ll take our next question from David Gold with Sidoti & Company.

David Gold:	Hey, good morning.

Jack Dunn:	Good morning, David.

David Gold:	A couple of questions – one on restructuring. Can you give us a little bit more color on the team that you hired; presumably do you expect them to hit the ground running? I think it was over seas – they’ve probably been on the beach for a little while I guess and it might take them a little bit of time, or what’s the thinking there?

Jack Dunn:	Well the nucleus of the team are three senior partners from one of the large accounting firms, who pretty much ran the creditor side, which is primarily bank work in Europe. Very well known individuals. We’ve got accolades from the law firms and others when we went over to Europe. They thought it was a real coup to be able to attract this level of talent. And with them, many of their team had decided that they wanted a career change also. They saw our platform as being the platform of the future in Europe out of the accounting firms because of the conflicts and the Sarbanes-Oxley challenges that the accounting firms face in doing the kind of work that we do.

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So you know we anticipate that that team is going to hit the ground running. Yes they have been out of the market for six months. You know, we (and add list) to their, what they call gardening leave in Europe, where they basically are on the beach for six months. However, you know these are senior professionals with deep relationships. And you know they can stay in touch with their friends. So we’re pretty confident that they’re going to hit the ground running. We’ve got a kickoff in Europe for their practice early next month. And you know we’re pretty excited about, you know, the way this team is going to, you know pull together our European offering.

Dom DiNapoli:	Yes – we’ve been very conservative in our modeling. So I’d say modeled them in gently. They were part of our – since we’ve had on our gardening leave, they were part of our plan. So they’re in our original guidance that we reaffirmed today. But we think that practice will build to be, you know up and running certainly by the fourth quarter.

Dennis Shaughnessy:	Yes and David, Dennis – I think Dom had mentioned earlier, but I think it’s worth restating. We are receiving tremendous demand in Europe from the private-equity and hedge fund world, for transactional support. And we think the addition of these three seasoned individuals, you know, working with the transaction support team over there, you know will really more effectively address that market. So we not only see the opportunities in their traditional business where they clearly were leaders. But we think the context they have already in the financial community, as well as demand we’re receiving from the private-equity funds will allow us to really add more mass to that transactional support effort.

Jack Dunn:	And with that instant creditability now, before we’re you know, a team from the United States, and in Europe, and it is difficult to operate a practice when you don’t have, you know in-country professionals. And this team brings the credibility; the experience and the licenses necessary to attract you know people and new opportunities.

David Gold:	You anticipated my next question on that one, Dom, of what you were doing differently.

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And then just part two – if we could talk a little bit about FD from a seasonal perspective? Presumably, I mean I guess what we know is the fourth quarter is pretty strong, if not the strongest, first quarter a little bit weaker. But if you could talk about the next couple? I’m just thinking about guidance. Obviously not safe to annualize the fourth quarter, but even if we just annualized the first quarter, we’re well inside – or at the high side of the range that you put up for revenue. So just wanted to see how to think about that.

Dennis Shaughnessy:	Yes David, it’s Dennis. You know without changing, you know guidance, you know I think your assessment of the trends is the right assessment. I think traditionally the FD third and fourth quarters have been their best quarter. The first quarter has been more the quarter where they have delivered on a lot of their retained business. And therefore it’s more a production quarter than a new generation quarter.

Now at the end of the first quarter, as you can imagine, if companies are going to change their relationships they tend to do it after the end of their reporting year where their annual reports are out, their annual meetings have taken place, you know their earnings calls have taken place. You know most of the, you know, sort of the blocking and tackling type of business is finished, and then they start looking around for a change. So you have a lot of marketing that goes on at the end of the first quarter, which should start to fade off benefits for you in, you know new account retentions in the second quarter.

Now I think the FD folks have been very happy with the initial retentions that they’ve received. But I think you know we’re just being cautious in that it is our first year with FD. I think it is also driven by a tremendous amount of M&A work. They are involved in, you know significant, you know deals. For example they are intricately involved in the ABN AMRO deal, which we’re reading about, you know daily in the newspapers. So I think those, you know are a little more difficult to predict.

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And clearly we expect, you know them to continue to be able to gain very good traction obviously in Europe and Asia, that they are sort of the gold standard. And they’re growing very rapidly here in the States. But I think that’s a lot more difficult to predict, David, as to when these things drop in. They’re a little more lumpy. And they, you know, we hopefully you know will continue to see that kind of a build. But we are not off for the first quarter, which we’re very pleased, you know willing you have to turn around and change the yearly guidance for FD.

Jack Dunn:	Yes. Baseline is solid, and the loans are in our favor. So that’s a nice place to be for the moment.

David Gold:	OK, perfect. We’ll take a (booth). Thank you all.

Operator:	We’ll take our next question from Dan Suzuki with Merrill Lynch.

Dan Suzuki:	Yes good morning, guys.

Jack Dunn:	Hey, Dan.

Dan Suzuki:	Just a couple of follow ups on the corporate finance and restructuring segment. First on those three consultants you guys hired out in London, presumably they did entrance the normal long-term contracts that you guys have been signing?

Jack Dunn:	Well they’re not part of the SMD program, but they have signed a long-term contract, yes.

Dan Suzuki:	And those are four to six years, or something to that effect?

Jack Dunn:	Yes it’s a long-term contract, correct.

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Dan Suzuki:	OK. And then in terms of the auto supplier that you mentioned in the press release and on the prepared remarks, any color you can give us to the size of that overall project, when it started and the impact in the quarter?

Jack Dunn:	We really don’t give out specific information about a case like that. I’ll put it this way, it was large enough that we wanted to mention it to you so everybody doesn’t change all their – you know their models with respect to corporate finance. So we can’t really give specifics on amounts for cases.

Dennis Shaughnessy:	And it was intensive during the quarter, the whole quarter.

Dom DiNapoli:	And it started just after Christmas of last year.

Dan Suzuki:	Just after Christmas – OK and then without getting – so without going to the dollar numbers there, any – would that be like a point of utilization, maybe two?

Jack Dunn:	To be honest with you, I haven’t analyzed it in that regard. I’d hate to give you a number off the cuff.

Dan Suzuki:	OK, understood. And then with regard to M&A, any – can you just remind us as to your criteria, what you expect in terms of potential deal size, and what your comfort zone is for leverage et cetera?

Jack Dunn:	Our comfort zone is – yes we’re very comfortable where we are now. You know, as you know in the past we’ve gone up to three times. But with the – you know we’ve never bought anything that wasn’t accretive with you know exceptional cash flow characteristics that exceeded even the accretion on our earnings-per-share basis. So that’s certainly a guideline for us. At the present time, we have a number of tuck-in opportunities as we’re filling out the dance card, so to

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speak. We mentioned looking for an economics practice in Western Europe. We would always love to build up our construction consulting practice to look at the other verticals that we have. So we would not be looking at anything at this point that would be a major dial mover I would say. We’re really looking to build out the platform we have and really boost the organic growth we have by bringing in some of the clients and the big names so that we can, you know, fill in behind them with the utilization.

Dennis Shaughnessy:	Yes and Dan, it’s Dennis. We have a very full plate of what we would call, you know tuck-in but meaningful acquisitions. And I think it’s just a manner of trying to execute through those, as Jack said before trying to be selective. And also linking it to what Dom is doing, where we’re really trying to pick our spots internationally in these offices now that we have, to where we have the opportunity to acquire. We want to do it where we can mass up the most effectively, whereby putting in sit-to resources on already existing offices, plus acquiring some more local resources, we can get to a scale that really is quickly, you know dominant in the marketplace rather than trying to spread it very quickly over 21 countries. We think we’ll be there obviously eventually in everything. But I think we’re really trying to get the low-hanging fruit first. So that’s sort of driving this year’s strategy.

Dan Suzuki:	OK. Thanks very much guys.

Dennis Shaughnessy:	Thank you.

Operator:	We’ll go next to Andrew Fones with UBS.

Andrew Fones:	Hi. I just had one final question on the restructuring practice. You discussed what you’re kind of hiring plans are internationally. I was wondering if you could talk to us about your plans in the U.S.

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Jack Dunn:	I think, again this worked last time. So anybody that knows any GAAP accountants who would like to do this kind of work, we could use them. Transaction-support work is absolutely fully employed, and you know that market is growing. And it’s growing our prospects because of our Asia practice and because of our UK presence, or for that to continue growing.

We have, you know part of, you know – with having not the mega-case but a number of smaller cases, we have been able to stay relatively well utilized so that we are looking to hire across the board. And we’ll need to hire in order to make our numbers. So we are actively in the marketplace there.

Andrew Fones:	Can you quantify your hiring plans at all?

Dom DiNapoli:	Well one thing we’d like to report is, you know we’re on budget for our headcount. So we’re very careful in adding. As Jack said, you know the one skill set that we can use across practices is strong accounting skills. And you know we’ve been able to maintain good utilization by switching staff between the corporate finance practice and the forensic practice. So you know between corporate finance and forensic, you know we’re down a little bit from headcount, pretty close to being on budget. But I would say that you know we probably have to hire you know in the area of 20 to 25 people over the next six to nine months in each of those practices to continue you know the growth that we’re projecting for the year.

Andrew Fones:	OK thanks. That was really helpful. And then I just had one on the bill rates. I see that you’re kind of bill rates kind of ticked up in the second half of last year, and you know ranged anywhere from five percent, I think year-over-year for corporate financing, Q1 up to 16 percent for forensic and litigation consulting. Can you talk to us about you know what’s driving that, you know increases in your rate sheet, these promotions, and you know how we should expect that to trend through the remainder of the year?

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Jack Dunn:	We’d love to take credit for it. But as we’ve said a number of times, you can’t watch the bill rate fluctuation from quarter-to-quarter with any great urgency, because it has a lot to do with the mix. For example when you have a strong economic quarter with, you know, senior economists who make $750 or $1,000 an hour, as opposed to other matters, it will change that rate.

So what we can say is that I think is the important meat of the nut is that we have been successful in putting rate increases through in all of our divisions so that the trend of all our rates is up. But given quarterly rate will fluctuate as who was busier that time, the testifying experts versus the, you know, maybe the junior people. So I guess the trend is, price increases continue to be accepted and we continue to have good realization on collecting our money. So I think that’s really important than a dollar swing or so in the average rate either way.

Dom DiNapoli:	Regarding FLC, you know the jump-in in rate is also attributable to the fact that we had a rate increase in September of last year. And it takes a while for a rate increase to catch hold, because it’s really the new cases that you’re able to realize on those rate increases. So that befitted us in the first quarter of this year.

Jack Dunn:	But if it’s down a little bit next quarter, it doesn’t mean anything other than the mix of our business. The general trend of our rates, like the accounting firms, which is a pretty good benchmark for us, has continually deriving in this market.

Andrew Fones:	OK. Thanks. And then in terms of how these could trend out through the year, you don’t expect any impact from kind of annualizing higher growth rates in Q3 last year? You just expect kind of the trend to continue on?

Jack Dunn:	In Rate’s?

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Andrew Fones:	Yes.

Jack Dunn:	We try to give you an average for what we think, given our mix of people and their bill rates would be if it plays out. It can fluctuate a little bit, but as I say, that’s not a trend. And our pricing, that’s merely a trend in our utilization.

Andrew Fones:	OK. Thank you.

Operator:	And we’ll take our next question from Chuck Ruff with Inside Investments.

Chuck Ruff:	Hi. As you well know, FTI is pretty large now. You’re talking about more acquisitions. Is there a practical limit on how large you feel like you can get and still manage it well?

Dennis Shaughnessy:	No. This is Dennis. You know I don’t think largeness has to do with, you know, obviously the quality of the people. I think we – when we launched this five-year plan at the end of 2004 to be a billion dollars in revenues by ‘09, the first thing we did was we absolutely penalized earnings in building, you know a more robust management team. So we brought in a lot of talent from the outside, you know primarily not to manage, you know at the time a $450 million business but a billion-dollar business. So I think we feel very comfortable there.

We have been spending; you know, significantly annually you know to make sure that our systems stay robust on a worldwide basis. And we’ll continue, you know that spend rate. I think that a lot of the strength in the acquisitions that we acquired was management. I think we’ve been very impressed with the managerial skills of the FD people obviously at the top, but more importantly, at the local-office level. They are strong managers. They are very entrepreneurial, and they are experts in their local marketplace.

So we feel very comfortable, that is as you add more scale in places like Dubai, and Moscow and you know some of these other locations that they’ll have, that they’ll be able to comfortably manage that growth because they’ve already put the investment in the infrastructure. They

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already have the local lay of the land. And these are solid senior people. These aren’t junior people that got sort of transferred out to the sticks, you know to try to, you know be a missionary. They were senior people that were put into fast-growing areas, oftentimes linked up with a local acquisition so that they had instant creditability.

So I really believe that the marketplace on a global basis is a very big marketplace. FTI, as I think a lot of you know, you know tries to stay at the top end of the market. Ergo, we work with global companies. The global companies have global problems, not simply domestic problems. No matter what the market, we have to be able to service those. And I feel very comfortable with the investments that we’ve made in the managerial talent, and with the strength of the talent that we’ve been acquiring, which we probably don’t do a good enough job of articulating to you. You know we feel very comfortable that they can absorb a lot more growth both organically and externally driven.

Jack Dunn:	I’d like to add a couple of things. A couple of years ago, the census bureau of all people did a study of the dispute and litigation marketplace in the United States. And this, not counting damage awards and settlements awards for people spilling coffee on themselves and all the rest of it, the fees paid to firms like ours, and the big four and the big document-management firms, et cetera, was a hundred billion-dollar marketplace that was growing by about seven percent a year. When you add that to the fact that that marketplace has been roiled by Sarbanes-Oxley, and just intermediating the work that the accounting firms or for whom they can do it, there’s not only a growing pie. There are portions of the pie that you can get that are bigger. So I think we have a long way to go before we’re talking about anything like saturation. We’re at …

Chuck Ruff:	Yes. I understand that. I know the market is plenty big. I was more concerned with, you know, how big you can get and still manage it. But I think you answered that.

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So is there – as you look out over the next couple of years, which if any of your sectors do you think has room for margin expansion?

Dennis Shaughnessy:	Well I think the – it’s Dennis again – I think clearly on – you know I don’t know about margin expansion. I think margin retention and continued rapid growth – you’d have to look at technology. I think the entire world of eDiscovery is a global world. And the demands in Europe now for eDiscovery are increasing. That’s why Jack was talking about the investment and infrastructure that we decided to make over in the UK to service that. We expect to see that in Asia.

Clearly, the idea of eDiscovery as it applies to M&A on first and second requests, you know for the various governmental regulatory agencies is growing rapidly. I think we don’t feel that this private-equity phenomenon or, you know to a certain extent the hedge-fund phenomenon that we’re seeing, and their activity and the targets is going to go away either. We think it’s becoming more global. And we think the transactional support business, and especially investigative business, which certainly in the developing economies oftentimes work hand in hand, has tremendous growth opportunities and probably margin-expansion opportunities.

The need for those services as these funds deploy tremendous amounts of money into Asia/Pacific area, Middle East as well as Latin and South America is huge. The ability to remediate a deal oftentimes in those economies is not the same that you have here in the States or in Europe. And therefore we would expect to see good growth and the possibility of margin expansion there. So I would say technology certainly would be one.

And then finally the combination of transactional support, coupled especially with investigation you would think would be another. And I think we’ve been pretty consistent in saying when the restructuring market, you know, certainly returns to more frothiness. That we do believe, you

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know, will have some pricing power given our market share at the time. We’re not saying it’s there yet, but we do believe that is an up side.

Chuck Ruff:	OK, thanks.

Operator:	We’ll take our next question from Jim Wilson with JMP Securities.

Jim Wilson:	Thanks. Good morning, guys.

Jack Dunn:	Hey Jim.

Jim Wilson:	Was just wondering a couple of things. Could you give a little bit of color – you talked a lot about Europe and over seas, but maybe even some percentages of what’s coming out of Europe. And then even haven’t talked a lot about Asia. But what percentage of business you’re getting there, what you might see, or feel you might see or hope to see in the future?

Jack Dunn:	Well I think our feeling is, right now we are generating around between 10 and 15 percent of the overall revenues of the business are non-U.S. based. Of that, probably 70 percent is what we would call Greater Europe. So that would be obviously the EU, other parts of Europe including Russia. Then you would have, let’s call it the rest of the world, which would be the Middle East, South Africa and Asia would represent the balance. So I think we view Middle East and Asia as having huge up side.

And I think obviously FD is the prime generator of our revenues in Europe. But as Dom said before, we are rapidly building capabilities in the technology side, the FLC side, transaction support and now restructuring you know in London that we would expect to play well across the continent. So I would say a good number to work with on average is we think about $100 million

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on an annual run rate right now coming out of Europe. About $25 to say $35 million, our run rate coming out of Asia, and the rest of the world being much smaller.

Dom DiNapoli:	There’s probably another maybe as much as $40 million that’s done by what we call parachuting in, where our people actually go abroad. And what we hope to see over the next couple of quarters is those things meld together where we can do those assignments even more efficiently by having our people there in the locations do them, as opposed to parachuting in, which again should have a, you know somewhat of a helpful affect on margin potential.

Jack Dunn:	And we literally just entered through the Holder acquisition in the Latin and South American marketplace. But on an annualized basis, we would expect that to look something like $20 million for us. But again that acquisition is one-month old.

Jim Wilson:	OK, great. And then just wondering, if you would talk about it a bit, large clients or anything meaningful that we should know about that is there, or is coming on or rolling off, anything?

Jack Dunn:	Well I think we talked about the large corporate finance job, which we anticipate winding down in the second quarter. No one client has more than five percent – they don’t even come close – of actual revenue.

Male:	(In that quarter) was the fact that there wasn’t one. I mean the good news for this quarter is this was chopping wood and carrying water to feed our targets so that – and you know as sure as we’re sitting here the big ones will come. So that’s good news I think.

Jim Wilson:	OK. All right, very good. Thanks.

Operator:	And we’ll take our next question from Bill Sutherland with Boenning & Scattergood.

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Bill Sutherland:	Thanks. Hey everyone. Most have been answered, or asked and answered. Wanted to ask one on the forensic litigation practice. I just noticed that in the quarter – I know the first quarter has got EBITDA margins a little below the expectation for the year. But there it was like three or four points below the range that you’re looking for, for the year. And is that a little bit more than you expected? Or you know I guess maybe some color on how you catch that up.

Dennis Shaughnessy:	Well I think there’s a couple things in there, Bill. It’s Dennis. Number one, it is the quarter where we always have a penalty because of the comp. And we also launched, in the FLC group, the SMD program in, that would be the first quarter that has received it. So it would be burdened by that. It tends to smooth out, you know, a little bit. But it certainly is an extra expense. But we’re very pleased, obviously with the program.

Bill Sutherland:	OK. So that was the main impact?

Dennis Shaughnessy:	Well the main impact is just simply the normal way the comp hits us, you know, in those quarters. And FLC has, you know, a high percentage of very, you know, highly compensated individuals. So it hits them just proportionately.

Bill Sutherland:	Oh I see, I see.

Dennis Shaughnessy:	And that was the place that we noted last year. We had a huge case that we had made up with smaller cases this year. And typically because of the stopping and starting, and things like that, you don’t have quite the margin that you do.

Bill Sutherland:	Yes. Are you all – I’m going back to the hiring question and the lower level – and to date as I recall, you haven’t used the business programs to any great degree for hiring. Are you thinking about stepping that up?

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Dom DiNapoli:	You mean at under graduate and graduate schools?

Bill Sutherland:	Yes.

Dom DiNapoli:	No. We hire significant, you know, people out of the under graduate and graduate schools. They tend, in fact – you know when Jack, you know, was giving some color on the quarters, the one anomaly we see, except for the normal vacation schedules in the third quarter is, that’s the time when most of our newly-minted undergraduate students, as well as MBAs, show up for work. So there’s a little bit of a slowness in getting those deployed.

But no, we are very active in the business schools, both under graduate and graduate.

Jack Dunn:	In fact that’s, you know as you know we brought (John MacColl) from St. Paul Travelers, who was the Vice Chairman there, to be the head of all our HR operations. And he’s an exceptional person. Recruiting him will be spiffing up our recruiting tactics, and policies and programs this year. That’s one of his major initiatives. So I think we’ll be even more effective there.

Male:	We’ve appointed (Suzanne Alexander), who is one of our senior HR specialists that came out of one of our divisions, to work on an internship program at some of the major colleges across the country. And that will also help us get an opportunity to see some of these young students before we hire them. So we’re doing a lot more on a formalized basis with the colleges going forward. Hopefully you’ll see the fruits of that in 2007 and beyond.

Bill Sutherland:	And then last – and you’ve touched on this already as well, but just to sort of phrase the question a little differently. As you look out, and you look at the opportunities in the various parts of the world for the practices, where do you think – I don’t know a two-to-three-year timeframe, you might, you might see the balance of your revenues? I mean are we going to see a pretty

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rapid non-U.S. expansion? I mean U.S. will keep growing. But you know, could you be a 6/40 company in two years?

Jack Dunn:	I think you have to see it. I think number one – I mean we’ve moved aggressively into, for example the construction management and construction-disputed adjudication business. We are very, very busy in the petrol-chemical, you know industry. And while some of that is certainly here in the States, the bulk of that new capacity is being brought on in Asia/Pacific as well as in the Middle East.

And so I think – and there you have to see that practice grow, and we would expect it to be serviced more out of Europe, or out of the Middle East directly than out of here. I think if you look at one of the reasons we were very interested in some of FD’s locations is, they had pretty much, we thought got it right where the capital flows were going. So if you look at FTI and say it goes where the capital moves, you have to look at Dubai, you have to look at places like Moscow, and Hong Kong and Beijing. And without a doubt, I mean we have, you know, strong but very small operations in those markets that are growing by leaps and bounds. And the capital coming from Europe and the U.S. is pouring into those marketplaces.

It’s going to be, you know, assisted by people like ourselves. And the demand for the services, as we’re experiencing right now, is we’ve got two very large transaction support jobs in Asia. The moment one of the big funds understood that we had capability in Asia, they didn’t hesitate to use us. And we’ve been receiving, you know, fairly steady business.

The same thing happened the moment after we acquired Holder, and we had, you know a Latin American capability, we received two very large transaction support jobs from private-equity firms that were targeting capital, you know that were going to the two sites in Latin America.

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So I really feel that all of us believe – I mean I think Dom’s exercise is one that is extremely important, and we’re not trying to rush it because we want to make sure that we go with strength in the markets that need it, and that we emphasize, you know, really building scale and you know trying to dominate those marketplaces rather than spreading everything like peanut butter because there’s sort of a global demand. But I think taking that aside and just being cognizant of the fact that we’re trying to approach it very scientifically, the demand for these services, we think are going to be significant.

Bill Sutherland:	I mean it’s really it’s a picture of being resource-constrained when you look around the world to you guys.

Jack Dunn:	It’s also a question of being in really good markets. So it’s like have too much pitching for – those of us in Baltimore wouldn’t know what that’s like. But for those of you who are blessed, New York – but literally it’s which market is going to pull that growth. And I would never personally underestimate the strength of the U.S. market both for as structuring gets more active as many of us believe it will, and on the litigation front. So it’s a good place to be.

Bill Sutherland:	Yes. Thanks everybody.

Operator:	And that is the last question we have in the queue at this time. I’ll turn the call back over to management for closing comments.

Jack Dunn:	OK, great. Just one thing I would – in our efforts to try to help as much as we can on modeling for our purposes, and modeling in the second quarter, we’re looking at the convertible that we have outstanding, we think that we would probably add – what do you think, Ted, about 800,000 shares or something?

Ted Pincus:	If it holds at these prices it could be 800,000 to a million shares in the count.

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Jack Dunn:	So that’s something that we have addressed in our guidance.

And with that again I’d like to thank everybody for being with us today. And as you know, we’ve been out on the road. And we will continue to be out trying to work with everybody to make sure that our story is understood, because we think we have a good position right now and are very excited about the rest of our year. So thank you very much.

Operator:	This does conclude today’s conference call. We appreciate your participation. You may disconnect at this time.

END